Exhibit 4.6

OMNIBUS PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT, dated as of the 27th day of August, 2003 (this “Agreement”), is made by WATER PIK, INC., a Delaware corporation and LAARS, INC., a Delaware corporation (individually and collectively and jointly and severally herein the “Borrower”), their parent, WATER PIK TECHNOLOGIES, INC., a Delaware corporation (“Parent”), and each of its domestic subsidiaries, including, without limitation, JANDY INDUSTRIES, INC., a California corporation, WATERPIK INTERNATIONAL, INC., a Delaware corporation and each domestic subsidiary that, after the date hereof, executes an addendum hereto substantially in the form of Exhibit B (a “Pledgor Addendum”); the undersigned Parent and subsidiaries and such other subsidiaries, collectively the “Guarantor Pledgors,” and together with the Borrower, the “Pledgors”), in favor of JPMORGAN CHASE BANK, as administrative and collateral agent for the lenders (collectively, the “Lenders”) party to the Credit Agreement referred to below (in such capacity, the “Agent”), for the benefit of the Secured Parties (as hereinafter defined).  Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement referred to below.

RECITALS

A.                                   The Borrower, Water Pik Technologies Canada, Inc. (“WP Canada”), the Lenders, the Canadian Lenders, Bank One NA, as Syndication Agent, JPMorgan Chase Bank, Toronto Branch, as Canadian Agent and the Agent are parties to an Amended and Restated Revolving Credit Agreement, dated as of August 27, 2003 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), providing for the availability of certain credit facilities to the Borrower upon the terms and subject to the conditions set forth therein.

B.                                     As a condition to the extension of credit to the Borrower under the Credit Agreement, each of the Guarantor Pledgors that is a party to this Agreement as of the date hereof has entered into a Guaranty, dated as of the date hereof (as amended, modified or supplemented from time to time, a “Pledgor Guaranty”), pursuant to which each such Guarantor Pledgor has guaranteed to the Secured Parties the payment in full of the Secured Obligations.  Additionally, certain other subsidiaries of the Borrower may from time to time after the date hereof enter into a Pledgor Guaranty, pursuant to which such subsidiaries will guarantee to the Secured Parties the payment in full of the Secured Obligations.

C.                                     It is a further condition to the extension of credit to the Borrower under the Credit Agreement that the Pledgors shall have agreed, by executing and delivering this Agreement, to secure the payment in full of their respective obligations under the Credit Agreement, their Pledgor Guaranty and the other Financing Documents and the Derivative Obligations with a Lender or its Affiliates.  The Secured Parties are relying on this Agreement in their decision to extend credit to the Borrower under the Credit Agreement, and would not enter into the Credit Agreement without the execution and delivery of this Agreement by the Pledgors.

D.                                    The Guarantor Pledgors will obtain benefits as a result of the extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged and, accordingly, desire to execute and deliver this Agreement.

ARTICLE I

DEFINITIONS

1.1                                 Defined Terms.  For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below:

“Accounts” shall have the meaning ascribed thereto in the Uniform Commercial Code and whether now owned or existing or hereafter acquired or arising.

“Bankruptcy Code” shall mean 11 U.S.C. Sections 101 et seq., as amended from time to time, and any successor statute.

“Chattel Paper” shall have the meaning ascribed thereto in the Uniform Commercial Code (including tangible and electronic chattel paper) and whether now owned or existing or hereafter acquired or arising.

“Collateral” shall have the meaning given to such term in Section 2.1.

“Collateral Accounts” shall have the meaning given to such term in Section 6.3.

“Commercial Tort Claim” shall have the meaning ascribed thereto in the Uniform Commercial Code and whether now owned or existing or hereafter acquired or arising.

“Contracts” shall mean, collectively, all rights of each Pledgor under all leases, contracts and agreements to which such Pledgor is now or hereafter a party, including, without limitation, all rights, privileges and powers under Investment Agreements and Licenses, together with any and all extensions, modifications, amendments and renewals of such leases, contracts and agreements and all rights of such Pledgor to receive moneys due or to become due thereunder or pursuant thereto and to amend, modify, terminate or exercise rights under such leases, contracts and agreements, but excluding rights under (but not excluding Proceeds of) any lease, contract or agreement (including, without limitation, any License) that by the terms thereof, or under applicable law, cannot be assigned or a security interest granted therein in the manner contemplated by this Agreement unless consent from the relevant party or parties has been obtained and under the terms of which lease, contract or agreement any such assignment or grant of a security interest therein in the absence of such consent would, or could, result in the termination thereof, but only to the extent that (y) such rights are subject to such contractual or legal restriction and (z) such restriction is not, or could not be, rendered ineffective pursuant to the Uniform Commercial Code of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity.

“Deposit Account” shall have the meaning ascribed thereto in the Uniform Commercial Code, including, without limitation, each deposit account of any Pledgor maintained with the Agent or any other bank or depository institution, whether now owned or existing or hereafter acquired or arising and including, without limitation, each concentration account and each collateral account, together with all funds held from time to time therein and all certificates and instruments from time to time representing, evidencing or deposited into any such account.

“Document” shall have the meaning ascribed thereto in the Uniform Commercial Code.

“Domain Name” shall mean the combination of words and abbreviations that represents a uniquely identifiable internet protocol address of a World Wide Web internet location.

“Equity Interest” shall mean, collectively, all of the issued and outstanding shares, interests or other equivalents of capital stock of any corporation at any time now or hereafter owned by any Pledgor (including, without limitation, any corporation that is or hereafter becomes a subsidiary of such Pledgor), whether voting or non-voting and whether common or preferred, all partnership, joint venture, limited liability company or other equity interests in any person not a corporation at any time now or hereafter owned by any Pledgor (including, without limitation, any such person that is or hereafter becomes a subsidiary of such Pledgor), all options, warrants and other rights to acquire, and all securities convertible into, any of the foregoing, all rights to receive interest, income, dividends, distributions, returns of capital and other amounts (whether in cash, securities, property, or a combination thereof), and all additional stock, warrants, options, securities, interests and other property, from time to time paid or payable or distributed or distributable in respect of any of the foregoing (but subject to the provisions of Section 5.3), including, without limitation, all rights of such Pledgor to receive amounts due and to become due under or in respect of any Investment Agreement or upon the termination thereof, all rights of access to the books and records of any such person, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing, of whatever kind or character (including any tangible or intangible property or interests therein), and whether provided by contract or granted or available under applicable law in connection therewith, including, without limitation, such Pledgor’s right to vote and to manage and administer the business of any such person pursuant to any applicable Investment Agreement, together with all certificates, instruments and entries upon the books of securities intermediaries at any time evidencing any of the foregoing, in each case whether now owned or existing or hereafter acquired or arising.

“Excluded Interests” means equipment and fixtures as such terms are defined in the Uniform Commercial Code.

“General Intangibles” shall have the meaning ascribed thereto in the Uniform Commercial Code, including, without limitation, all payment intangibles and software, all Contracts, all Patent Collateral, all Trademark Collateral, all Domain Name registrations, all Intercompany Obligations, all rights under or evidenced by choses in action or causes of action, all judgments, tax refund claims, claims against carriers and shippers, claims under liens and insurance policies, all rights under security agreements, guarantees, indemnities and other instruments and contracts securing or otherwise relating to any of the foregoing, and all other intangible personal property of every kind and nature, and all accessions, additions, improvements, modifications and upgrades to, replacements of and substitutions for the foregoing, in each case whether now owned or existing or hereafter acquired or arising, but excluding Accounts and excluding leases, contracts and agreements (including, without limitation, Licenses) to the extent excluded from Contracts under the definition of such term herein.

“Instruments” shall have the meaning ascribed thereto in the Uniform Commercial Code, whether now owned or existing or hereafter acquired, including those evidencing, representing, securing, arising from or otherwise relating to any Accounts, Intercompany Obligations or other Collateral.

“Intercompany Obligations” shall mean, collectively, all indebtedness, obligations and other amounts at any time owing to any Pledgor from any of the Borrower’s subsidiaries or affiliates and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness, obligations or other amounts.

“Inventory” shall have the meaning ascribed thereto in the Uniform Commercial Code, including, without limitation, all goods manufactured, acquired or held for sale or lease, all raw materials, component materials, work-in-progress and finished goods, all supplies, goods and other items and materials used or consumed in the manufacture, production, packaging, shipping, selling, leasing or furnishing of such inventory or otherwise in the operation of the business of such Pledgor, all goods in which such Pledgor now or at any time hereafter has any interest or right of any kind, and all goods that have been returned to or repossessed by or on behalf of such Pledgor, in each case whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of such Pledgor or is held by such Pledgor or by others for the account of such Pledgor, and in each case whether now owned or existing or hereafter acquired or arising.

“Investment Agreement” shall mean any articles or certificate of incorporation, partnership agreement, joint venture agreement, limited liability company operating agreement, stockholders agreement or other agreement creating, governing or evidencing any Pledged Equity Interests and to which any Pledgor is now or hereafter becomes a party, as any such agreement may be amended, modified, supplemented, restated or replaced from time to time.

“Investment Property” shall have the meaning ascribed thereto in the Uniform Commercial Code.

“License” shall mean any Patent License or Trademark License.

“Partner Obligations” shall have the meaning given to such term in Section 6.6.

“Patents” shall mean, collectively, all of each Pledgor’s letters patent, whether under the laws of the United States or any other country or jurisdiction, all recordings and registrations thereof and applications therefor, including, without limitation, the inventions described therein, all reissues, continuations, divisions, renewals, extensions, continuations-in-part thereof, in each case whether now owned or existing or hereafter acquired or arising.

“Patent Collateral” shall mean, collectively, all Patents and all Patent Licenses to which any Pledgor is or hereafter becomes a party and all other General Intangibles embodying, incorporating, evidencing or otherwise relating or pertaining to any Patent or Patent License, in each case whether now owned or existing or hereafter acquired or arising.

“Patent License” shall mean any agreement, whether written or oral, now or hereafter in effect granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Pledgor or which any Pledgor otherwise has the right to license, is in existence, or granting to any Pledgor any right to make, use or sell any invention on which property of the type described in the definition of Patent herein, now or hereafter owned by any third party, is in existence, and all rights of any Pledgor under any such agreement.

“Permitted Liens” shall have the meaning given to such term in Section 3.2.

“Proceeds” shall have the meaning given to such term in Section 2.1.

“Pledged Equity Interests” shall mean all Equity Interests not subject to the exception set forth in Section 2.1(vi) hereof.

“Records” shall mean all of each Pledgor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other date relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Pledgor with respect to the foregoing maintained with or by any other Person).

“Secured Obligations” shall have the meaning given to such term in Section 2.2.

“Secured Parties” shall mean, collectively, the Lenders (including, without limitation, the Agent as issuer of Letters of Credit and any counterparty to any Derivative Obligation with the Borrower which is required or permitted under the Credit Agreement that is or was at the time such Derivative Obligation was entered into, a Lender or an affiliate of a Lender) and the Agent.

“Securities Act” shall have the meaning given to such term in Section 6.5.

“Termination Requirements” shall have the meaning given to such term in Section 8.3.

“Trademarks” shall mean, collectively, all of each Pledgor’s trademarks, service marks, trade names, corporate and company names, business names, fictitious business names, service marks, logos, trade dress, trade styles, other source or business identifiers, designs and general intangibles of a similar nature, whether under the laws of the United States or any other country or jurisdiction, all recordings and registrations thereof and applications therefor (but excluding any application to register any trademark, service mark or other mark prior to the filing under applicable law of a verified statement of use (or the equivalent) for such trademark, service mark or other mark if the creation of a Lien thereon or security interest therein would void or invalidate such trademark, service mark or other mark), all renewals and extensions thereof, all rights corresponding thereto, and all goodwill associated therewith or symbolized thereby, in each case whether now owned or existing or hereafter acquired or arising.

“Trademark Collateral” shall mean, collectively, all Trademarks and Trademark Licenses to which any Pledgor is or hereafter becomes a party and all other General Intangibles embodying, incorporating, evidencing or otherwise relating or pertaining to any Trademark or Trademark License, in each case whether now owned or existing or hereafter acquired or arising.

“Trademark License” shall mean any agreement, whether written or oral, now or hereafter in effect granting any right to any third party under any Trademark now or hereafter owned by any Pledgor or which any Pledgor otherwise has the right to license, or granting any right to any Pledgor under any property of the type described in the definition of Trademark herein now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may be in effect from time to time in the State of New York; provided that if, by reason of applicable law, the validity or perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral granted under this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, then as to the validity or perfection or the effect of perfection or non-perfection or the priority, as the case may be, of such security interest, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction.

1.2                                 Other Terms.  All terms in this Agreement that are not capitalized shall have the meanings provided by the Uniform Commercial Code to the extent the same are used or defined therein.

ARTICLE II

CREATION OF SECURITY INTEREST

2.1                                 Pledge and Grant of Security Interest.  Each Pledgor hereby pledges and assigns to the Agent, for the ratable benefit of the Secured Parties, and grants to the Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a Lien upon and security interest in, all of such Pledgor’s right, title and interest in and to the following, in each case whether now owned or existing or hereafter acquired or arising or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

(i)                                     all Accounts;

(ii)                                  all Chattel Paper;

(iii)                               all Contracts;

(iv)                              all Deposit Accounts;

(v)                                 all Documents and Records;

(vi)                              all Equity Interests; provided, however, that no Equity Interests of any issuer incorporated in a jurisdiction outside of the United States of America shall be included hereunder to the extent that (A) the aggregate amount of Equity Interests of such issuer pledged hereunder would exceed 65% of such issuer’s Equity Interests and (B) solely with respect to WP Canada, a percentage of such Equity Interests pledged hereunder exceeding 65% would result in adverse tax consequences to the Borrower;

(vii)                           all General Intangibles;

(viii)                        all Instruments and Intercompany Obligations;

(ix)                                all Inventory;

(x)                                   all Investment Property;

(xi)                                all Patent Collateral;

(xii)                             all Trademark Collateral;

(xiii)                          to the extent not covered or not specifically excluded by clauses (i) through (xii) above, or the definitions of the terms included therein, all of such Pledgor’s other personal property, including, without limitation, all goods, supporting obligations and letter-of-credit rights, whether now owned or existing or hereafter arising or acquired, but excluding the Excluded Interests; and

(xiv)                         any and all proceeds, as such term is defined in the Uniform Commercial Code, products, rents and profits of or from any and all of the foregoing and, to the extent not otherwise included in the foregoing, (w) all payments under any insurance (whether or not the Agent is the loss payee thereunder), indemnity, warranty or guaranty with respect to any of the foregoing Collateral, (x) all payments in connection with any requisition, condemnation, seizure or forfeiture with respect to any of the foregoing Collateral, (y) all claims and rights to recover for any past, present or future infringement or dilution of or injury to any Patent Collateral or Trademark Collateral, and (z) all other amounts from time to time paid or payable under or with respect to any of the foregoing Collateral (collectively, “Proceeds”).  Each Pledgor authorizes the Agent to file financing statements under the Uniform Commercial Code describing the Collateral.

2.2                                 Security for Secured Obligations.  This Agreement and the Collateral of each Pledgor secure the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of all liabilities and obligations of such Pledgor, whether now existing or hereafter incurred, created or arising and whether direct or indirect, absolute or contingent, due or to become due, including, without limitation, all obligations in respect of overdrafts and related liabilities owed to the Agent or any of its Affiliates and arising from treasury, depository and cash management services in connection with any automated clearing house transfer of funds, and whether under, arising out of or in connection with the Credit Agreement, this Agreement, any Pledgor Guaranty, any other guaranty or any of the other Financing Documents to which it is or hereafter becomes a party, or any Derivative Obligation required or permitted under the Credit Agreement and to which the Borrower and any Secured Party are parties, including, without limitation (i) in the case of the Borrower, all principal of and interest on the Loans, all fees, expenses, indemnities and other amounts payable by the Borrower under the Credit Agreement or any other Financing Document (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding), and all obligations of the Borrower to any Secured Party under any Derivative Obligation required or permitted under the Credit Agreement and to which the Borrower and such Secured Party are parties, and (ii) in the case of any Guarantor Pledgor, all of its liabilities and obligations as a Guarantor pursuant to its respective Pledgor Guaranty; and in each case under (i) and (ii) above, (A) all such liabilities and obligations that, but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, would become due, and (B) all fees, costs and expenses payable by such Pledgor under Section 8.1 (the liabilities and obligations of the Pledgors described in this Section 2.2, collectively, the “Secured Obligations”).

2.3                                 Excluded Collateral.  Notwithstanding anything to the contrary contained in Section 2.1, no Lien is or shall be created in favor of the Agent in any Pledgor’s right, title and interest in any Excluded Interests.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Pledgor represents and warrants as follows:

3.1                                 Defaults.  Each Pledgor acknowledges that any default in the due observance or performance by it of any covenant, condition or agreement contained herein shall constitute an Event of Default to the extent provided in Article VII of the Credit Agreement.

3.2                                 Ownership of Collateral.  Each Pledgor owns, or has valid rights as a lessee or licensee, or the power to transfer or pledge with respect to, all Collateral purported to be pledged by it hereunder, free and clear of any Liens, except for the Liens granted to the Agent for the benefit of the Secured Parties pursuant to this Agreement and except for other Liens permitted pursuant to Section 6.02 of the Credit Agreement (“Permitted Liens”).  No security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any government or public office, and no Pledgor has filed or consented to the filing of any such statement or notice, except (i) Uniform Commercial Code financing statements naming the Agent as secured party and Uniform Commercial Code financing statements which have been terminated, (ii) as may be otherwise permitted by the Credit Agreement.

3.3                                 Security Interests; Filings.  This Agreement, together with (i) the filing of duly completed and authorized Uniform Commercial Code financing statements (A) naming each Pledgor as debtor, (B) naming the Agent as secured party, and (C) describing the Collateral, in the jurisdictions set forth with respect to such Pledgor on Annex B hereto, (ii) the registration of transfer thereof to the Agent on the issuer’s books or the execution by the issuer of a control agreement satisfying the requirements of Section 8-106 (or its successor provision) of the Uniform Commercial Code with regard to uncertificated securities and Investment Property (other than certificated securities) included in the Collateral, and (iii) the delivery to the Agent of all certificated securities and Instruments included in the Collateral together with undated stock powers or instruments of transfer duly executed in blank, creates, and at all times shall constitute, a valid and perfected security interest in and Lien upon the Collateral in favor of the Agent, for the benefit of the Secured Parties, to the extent that Articles 8 and 9 of the Uniform Commercial Code are applicable thereto, superior and prior to the rights of all other persons therein (except for Permitted Liens), and no other or additional filings, registrations, recordings or actions are or shall be necessary or appropriate in order to perfect or maintain the perfection and priority of such Lien and security interest, other than actions required with respect to Collateral of the types excluded from Articles 8 or 9 of the Uniform Commercial Code or from the filing requirements under Article 9 of the Uniform Commercial Code by reason of Sections 9-309, 9-310, 9-311 and 9-312 of the Uniform Commercial Code and other than continuation statements required under the Uniform Commercial Code (it being specifically noted that the Agent may at its option, but shall not be required to, require subject to the limitations set forth in Sections 3.12 and 4.13 hereof that any bank or other depository institution at which a Deposit Account is maintained enter into a written agreement in form satisfactory to the Agent or take such other action as may be necessary to perfect the security interest of the Agent in such Deposit Account and the funds therein).

3.4                                 Locations.  Annex C lists, as to each Pledgor, (i) the addresses of its chief executive office, each other place of business and for any Pledgor which is organized under the laws of any state, its state of registration and registration I.D. number, (ii) the address of each location where all original invoices, ledgers, chattel paper, Instruments and other records or information evidencing or relating to the Collateral of such Pledgor are maintained, and (iii) the address of each location at which any Inventory owned by such Pledgor is kept or maintained, in each instance except for any new locations established in accordance with the provisions of Section 4.2.  Except as may be otherwise noted therein, all locations identified in Annex C are leased by the applicable Pledgor.  No Pledgor presently conducts business under any prior or other corporate or company name or under any trade or fictitious names, except as indicated beneath its name on Annex C, and no Pledgor has entered into any contract or granted any Lien within the past five years under any name other than its legal name or a trade or fictitious name indicated on Annex C.  Each trade or fictitious name is a trade name and style (and not the name of an independent corporation or other legal entity) by which a Pledgor may identify and sell certain of its goods or services and conduct a portion of its business; all related Accounts are owned solely by the applicable Pledgors and are subject to the Liens and other terms of this Agreement; and any dispute which may arise with Customers with respect to the products invoiced under the name of any trade or fictitious name are subject to the terms of this Agreement as though such trade or fictitious name did not exist.

3.5                                 Authorization; Consent.  No authorization, consent or approval of, or declaration or filing with, any Governmental Authority (including, without limitation, any notice filing with state tax or revenue authorities required to be made by account creditors in order to enforce any Accounts in such state) is required for the valid execution, delivery and performance by any Pledgor of this Agreement, the grant by it of the Lien and security interest in favor of the Agent provided for herein, or the exercise by the Agent of its rights and remedies hereunder, except for (i) the filings and actions described in Section 3.3, (ii) in the case of Accounts owing from any federal governmental agency or authority, the filing by the Agent of a notice of assignment in accordance with the federal Assignment of Claims Act of 1940, as amended, and (iii) in the case of Pledged Equity Interests, such filings and approvals as may be required in connection with a disposition of any such Collateral by laws affecting the offering and sale of securities generally.

3.6                                 No Restrictions.  There are no statutory or regulatory restrictions, prohibitions or limitations on any Pledgor’s ability to grant to the Agent a Lien upon and security interest in the Collateral pursuant to this Agreement or (except for the provisions of the federal Assignment of Claims Act of 1940, as amended) on the exercise by the Agent of its rights and remedies hereunder (including any foreclosure upon or collection of the Collateral), and there are no contractual restrictions on any Pledgor’s ability so to grant such Lien and security interest.

3.7                                 Accounts.  (i)  All Accounts owned by the Pledgors on the Effective Date constitute bona fide Receivables arising in the ordinary course of business, the amount of which is actually owing and payable to the Pledgors in the ordinary course of business.  All such Accounts, net of a bad debt reserve determined in accordance with generally accepted accounting principles, are collectible in accordance with their terms.

(ii)                                  Each Account constituting an Eligible Receivable arising after the Effective Date shall be on the date of its creation a good and valid account representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Customer therein named, for a fixed sum, to the extent, set forth in the invoice relating thereto, with respect to an absolute sale and delivery upon the specified terms of goods sold by such Pledgor, or work, labor and/or services theretofore rendered by such Pledgor; no such Account is or shall at any time be subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto or discounts and allowances as may be customary in such Pledgor’s business, and such Pledgor has no reason to believe such Account will not be paid when due; none of the transactions underlying or giving rise to any such Account shall violate any applicable state or federal laws or regulations, and all documents relating to any such Account shall be legally sufficient under such laws or regulations and are legally enforceable in accordance with their terms; to the best knowledge of such Pledgor, each customer, guarantor or endorser is solvent and will continue to be fully able to pay such Account on which it is obligated in full when due; no agreement under which any deduction or offset of any kind, other than normal trade discounts and discounts granted by a Pledgor in the ordinary course of its business in accordance with its historical practices, have been granted by such Pledgor, at or before the time such Account was created; all documents and agreements relating to such

Account shall be true and correct and in all respects what they purport to be; to the best of such Pledgor’s knowledge, all signatures and endorsements that appear on all documents and agreements relating to such Account are genuine and all signatories and endorsers shall have full capacity to contract; and such Account is not evidenced by Chattel Paper or an Instrument, or if so, such Chattel Paper or Instrument shall be duly endorsed to the order of the Agent and delivered to the Agent to be held as Collateral hereunder.

3.8                                 Equity Interests.  As of the date hereof, the Equity Interests required to be pledged hereunder by each Pledgor that owns any Equity Interests consist of the number and type of shares of capital stock (in the case of issuers that are corporations) or the percentage and type of other Equity Interests (in the case of issuers other than corporation) as described beneath such Pledgor’s name in Annex A.  All of the Equity Interests have been duly and validly issued and are fully paid and nonassessable (or, in the case of partnership, limited liability company or similar Equity Interests, not subject to any capital call or other additional capital requirement) and not subject to any preemptive rights, warrants, options or similar rights or restrictions in favor of third parties or any contractual or other restrictions upon transfer other than as may be permitted under the Credit Agreement.

3.9                                 Specified Contracts.  As to each (i) Investment Agreement, and (ii) each material Contract to which any Pledgor is now or hereafter becomes a party, (w) such Pledgor is not in default in any material respect under such Investment Agreement or material Contract, and to the knowledge of such Pledgor, none of the other parties to such Investment Agreement or material Contract is in default in any material respect thereunder (except as shall have been disclosed in writing to the Agent), (x) such Investment Agreement or material Contract is, or at the time of execution will be, the legal, valid and binding obligations of all parties thereto, enforceable against such parties in accordance with the respective terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and no defense, offset, deduction or counterclaim will exist thereunder in favor of any such party, (y) the performance by such Pledgor of its obligations under such Investment Agreement or material Contract in accordance with its terms will not contravene such Investment Agreement and any statute, law, treaty, rule, regulation, order, decree, injunction or determination of any arbitrator or Governmental Authority applicable to or binding on such Pledgor or any contractual restriction binding on or affecting such Pledgor or any of its properties, and will not result in or require the creation of any Lien upon or with respect to any of its properties, except for Permitted Liens and (z) such Pledgor has (or promptly upon the execution thereof will have) furnished the Agent with a correct and complete copy of each Investment Agreement (certified by the appropriate state official to the extent such Agreement is registered with a state, together with a good standing certificate).

3.10                           Intellectual Property.  Each Pledgor owns or possesses the valid right to use all of its Patents, Trademarks and Domain Names; all registrations therefor have been validly issued under applicable law and are in full force and effect; all applicable material maintenance fees, affidavits and other filings or payments are current and shall remain current throughout the duration of this Agreement; no claim has been made in writing or, to the knowledge of such Pledgor, orally, that any of such Patents, Trademarks and Domain Names is invalid or unenforceable or violates or infringes the rights of any other person, and there is no such violation or infringement in existence; and to the knowledge of such Pledgor, no other person is presently infringing upon the rights of such Pledgor with regard to any such Patents, Trademarks and Domain Names.

3.11                           Documents of Title.  No material bill of lading, warehouse receipt or other document or instrument of title is outstanding with respect to any Collateral other than Inventory in transit in the ordinary course of business to a location set forth on Annex C or to a Customer of a Pledgor.

3.12                           Deposit Accounts.  Annex D correctly sets forth all Deposit Accounts of each Pledgor as of the date hereof.  Each Deposit Account (other than Deposit Accounts maintained with the Agent) with an average monthly balance exceeding $100,000 is covered by an account agreement, in form and substance satisfactory to the Agent, but in no event shall the aggregate average monthly balances of Deposit Accounts (other than Deposit Accounts maintained with the Agent) not covered by satisfactory account agreements exceed $100,000.

ARTICLE IV

COVENANTS

4.1                                 Use and Disposition of Collateral.  So long as no Event of Default shall have occurred and be continuing, each Pledgor may, in any lawful manner not inconsistent with the provisions of this Agreement and the other Financing Documents, use, control and manage the Collateral in the operation of its businesses, and receive and use the income, revenue and profits arising therefrom and the Proceeds thereof, in the same manner and with the same effect as if this Agreement had not been made; provided, however, that no Pledgor will sell or otherwise dispose of, grant any option with respect to, or grant any Lien with respect to or otherwise encumber any of the Collateral or any interest therein, except for the security interest created in favor of the Agent hereunder and except as may be otherwise expressly permitted in accordance with the terms of this Agreement and the Credit Agreement (including any applicable provisions therein regarding delivery of proceeds of sale or disposition to the Agent).

4.2                                 Change of Name, Locations, etc.  No Pledgor will (i) change its name, or, if applicable, the state in which it is registered, (ii) change its chief executive office from the location thereof listed on Annex C, (iii) remove any Collateral (other than goods in transit), or any books, records or other information relating to Collateral, from the applicable location thereof listed on Annex C, or keep or maintain any Collateral at a location not listed on Annex C, unless in each case such Pledgor has (A) given fifteen (15) days’ prior written notice to the Agent of its intention to do so, together with information regarding any such new location and such other information in connection with such proposed action as the Agent may reasonably request, and (B) delivered to the Agent fifteen (15) days prior to any such change or removal of such documents, instruments and financing statements as may be required by the Agent, all in form and substance satisfactory to the Agent, paid all necessary filing and recording fees and taxes, and taken all other actions reasonably requested by the Agent (including, at the request of the Agent, delivery of opinions of counsel reasonably satisfactory to the Agent to the effect that all such actions have been taken), in order to perfect and maintain the Lien upon and security interest in the Collateral provided for herein in accordance with the provisions of Section 3.3.

4.3                                 Records; Inspection.

(a)                                  Each Pledgor will keep and maintain at its own cost and expense satisfactory and complete records of the Accounts and all other Collateral, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto, and will furnish to the Agent from time to time such statements, schedules and reports (including, without limitation, accounts receivable aging schedules) with regard to the Collateral as the Agent may reasonably request.

(b)                                 Each Pledgor shall, during normal business hours, make available to the Agent for inspection and review at such Pledgor’s offices copies of all invoices and other documents and information relating to the Collateral (including, without limitation, itemized schedules of all collections of Accounts, showing the name of each account debtor, the amount of each payment and such other information as the Agent shall reasonably request); provided that such Pledgor may, at its option, have one or more employees or representatives present at any such inspection or review.  At the request of the Agent, each Pledgor will legend, in form and manner satisfactory to the Agent, the books, records and materials evidencing or relating to the Collateral with an appropriate reference to the fact that the Collateral has been assigned to the Agent and that the Agent has a security interest therein.  The Agent shall have the right to make test verifications of Accounts in any reasonable manner and through any reasonable medium, and each Pledgor agrees to furnish all such reasonable, assistance and information as the Agent may require in connection therewith, provided, that, so long as no Event of Default shall have occurred and be continuing, any such verification shall be conducted in the name of the Pledgor or in such other manner so as not to disclose the Agent’s identity or interest in the Collateral.

4.4                                 Accounts.   (a)  Unless notified otherwise by the Agent in accordance with the terms hereof, each Pledgor shall endeavor to collect its Accounts and all amounts owing to it thereunder in the ordinary course of its business consistent with past practices and shall apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balances thereof, and in connection therewith, upon the occurrence and continuance of an Event of Default, shall, at the request of the Agent, take such action as the Agent may deem necessary or advisable (within applicable laws) to enforce such collection.  No Pledgor shall, except to the extent done in the ordinary course of its business consistent with past practices and in accordance with sound business judgment and provided that no Event of Default shall have occurred and be continuing, (i) grant any extension of the time for payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, in whole or in part, any person or property liable for the payment of any Account, or (iv) allow any credit or discount on any Account.  Each Pledgor shall promptly inform the Agent of any material disputes with any account debtor or obligor and of any claimed offset and counterclaim that may be asserted with respect thereto, where such Pledgor reasonably believes that the likelihood of payment by such account debtor is materially impaired, indicating in detail the reason for the dispute, all claims relating thereto and the amount in controversy.

(b)                                 Each Pledgor will, at its own cost and expense, (i) arrange for remittances on Accounts to be made directly to lockboxes designated by the Agent and which may be at other financial institutions acceptable to the Agent subject to an acceptable tri-party agreement, and (ii) promptly deposit, or cause to be deposited, all payments received by such Pledgor on account of Accounts and the Proceeds of other Collateral or from the sale or other disposition of assets permitted pursuant to the Credit Agreement, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in the cash collateral account established in connection therewith in precisely the form received (but with any endorsements of such Pledgor necessary for deposit or collection), and until such payments are deposited, such payments shall be deemed to be held in trust by such Pledgor for and as the Lenders’ property and shall not be commingled with such Pledgor’s other funds.  If at any time (i) Availability shall be less than $5,000,000 or (ii) a Default shall have occurred and be continuing, all remittances and payments that are deposited in accordance with the foregoing will be applied by the Agent to reduce the outstanding balance (or if such balance is reduced to zero, to be held by the Agent as cash collateral) of the Loans, subject to final collection in cash of the item deposited and, if such lockboxes are maintained with the Agent, subject to the assessment of a two-day collection charge.  Upon the occurrence and continuance of an Event of Default, the Agent may send a notice of assignment and/or notice of the Agent’s security interest to any and all customers or any third party holding or otherwise concerned with any of the Collateral, and thereafter the Agent shall have the sole right to collect Accounts and/or take possession of the Collateral and the books and records relating thereto and to establish Collateral Accounts as provided for in Section 6.3 hereof.

4.5                                 Instruments and Chattel Paper.  Each Pledgor agrees that if any Intercompany Obligations, Accounts or other Collateral shall at any time be evidenced by a promissory note, Chattel Paper or other Instrument (other than checks or other Instruments for deposit in the ordinary course of business), the same shall promptly be duly endorsed to the order of the Agent and delivered to the Agent to be held as Collateral hereunder.  At Agent’s option, each Pledgor shall, or Agent may at any time on behalf of any Pledgor, cause the original of any such Instrument or Chattel Paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to Chattel Paper or Instruments as applicable:  “This [Chattel Paper] [Instrument] is subject to the security interest of JPMorgan Chase Bank, as Administrative and Collateral Agent, and any sale, transfer, assignment or encumbrance of this [Chattel Paper] [Instrument] violates the rights of such secured party.”  In the event that any Pledgor shall at any time hold or acquire an interest in any electronic chattel Paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Pledgor shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, such Pledgor shall take, or cause to be taken, such actions as Agent may reasonably request to give Agent “control” (as contemplated by Section 9-314 (or its successor provision) of the Uniform Commercial Code) of such electronic Chattel Paper under the Uniform Commercial Code and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

4.6                                 Intentionally Deleted.

4.7                                 Inventory.  Each Pledgor will, in accordance with sound business practices, maintain all Inventory held by it or on its behalf in good saleable or useable condition.

Unless notified otherwise by the Agent in accordance with the terms hereof, each Pledgor may, in any lawful manner not inconsistent with the provisions of this Agreement and the other Financing Documents, process, use and, in the ordinary course of business and as permitted under the Credit Agreement, but not otherwise, sell its Inventory.  Without limiting the generality of the foregoing, each Pledgor agrees that it shall not permit any Inventory to be in the possession of any bailee, warehouseman, agent or processor at any time unless such bailee, warehouseman, agent or processor shall have been notified of the security interest created by this Agreement and such Pledgor shall have obtained, at such Pledgor’s sole cost and expense, a written agreement by such person to hold such Inventory subject to the security interest created by this Agreement and the instructions of the Agent and to waive and release any Lien (whether arising by operation of law or otherwise) such person may have with respect to such Inventory, such agreement to be in form and substance satisfactory to the Agent.  Each Pledgor further agrees that its Inventory will be produced in compliance with the applicable requirements of the Fair Labor Standards Act, as amended.

4.8                                 Contracts.  Each Pledgor will, at its expense, at all times perform and comply with, in all material respects, all terms and provisions of each material Contract to which it is or hereafter becomes a party required to be performed or complied with by it (including, without limitation, the payment of all rent due and payable under each lease) and enforce the terms and provisions thereof in accordance with its terms, and will not waive, amend or modify any provision thereof in any manner other than in the ordinary course of business of such Pledgor in accordance with past practices and for a valid economic reason benefitting such Pledgor (provided that in no event may any waiver, amendment or modification be made that could reasonably be expected to have a Material Adverse Effect).  Each Pledgor will deliver copies of each material Contract to which it is a party and each material amendment or modification thereof to the Agent promptly upon the execution and delivery thereof.  With regard to all leases, contracts and agreements that are excluded from the definition of the term “Contracts,” each Pledgor covenants and agrees to exercise all of its material rights and remedies under such leases, agreements and contracts to which it is a party in a commercially reasonable manner consistent with past practices.  No Pledgor will enter into any material Contract (including leases and Licenses) that by its terms prohibits the assignment of such Pledgor’s rights and interest thereunder in the manner contemplated by this Agreement, other than as may be entered into in the ordinary course of business of such Pledgor in accordance with past practices and for a valid economic reason benefitting such Pledgor.  Each Pledgor further covenants and agrees to use its commercially reasonable efforts to obtain any required consent to the collateral assignment and grant of security interest in any material Contract (including personal property leases and Licenses), in form and substance satisfactory to the Agent, upon the request of the Agent, and will deliver copies thereof to the Agent promptly upon execution and delivery thereof.  As to all real estate leases by each Pledgor after the date hereof, such Pledgor shall use its commercially reasonable effort to obtain waivers from landlords of all such real estate, substantially in form reasonably acceptable to the Agent.  Each Pledgor will notify the Agent promptly in writing upon any termination of any material Contract, in whole or in part, or any material breach, default or event of default by any party thereunder.

4.9                                 Intentionally Deleted.

4.10                           Intentionally Deleted.

4.11                           Intellectual Property.

(a)                                  Each Pledgor (either itself or through its licensees or its sublicensees) will, for each material Trademark used in the conduct of its business, use its commercially reasonable efforts to (i) maintain such Trademark in full force and effect, free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal registration to the extent required by applicable law, (iv) take appropriate and reasonable steps to police and defend such Trademark and prevent or arrest infringement, dilution or other harm to such Trademark and (v) not knowingly use or knowingly permit the use of such Trademark in violation of any third-party rights.

(b)                                 Each Pledgor (either itself or through its licensees or sublicensees) will refrain from committing any act, or omitting any act, whereby any material Patent used in the conduct of such Pledgor’s business may become invalidated or dedicated to the public, and shall continue to mark any products covered by a material Patent with the relevant patent number as required by applicable patent laws.

(c)                                  Each Pledgor shall notify the Agent immediately if it knows or has reason to know that any material Patent or Trademark used in the conduct of its business may become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the U.S. Patent and Trademark Office or any court) regarding, such Pledgor’s ownership of any material Patent or Trademark, its right to register the same, or to keep and maintain the same.

(d)                                 Each Pledgor will take all necessary steps that are consistent with the practice in any proceeding before the U.S. Patent and Trademark Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each application relating to any material Patents or Trademarks (and to obtain the relevant grant or registration) and to maintain each registration of any Patents or Trademarks used in the conduct of such Pledgor’s business, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and maintenance fees, and, if consistent with sound business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(e)                                  In the event that any Collateral consisting of a material Patent or Trademark used in the conduct of any Pledgor’s business is believed infringed, misappropriated or diluted by a third party, such Pledgor shall notify the Agent promptly after it learns thereof and shall, if consistent with sound business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Collateral.

(f)                                    At the request of the Agent following the occurrence and during the continuance of any Event of Default, each Pledgor shall use its commercially reasonable efforts to obtain all requisite consents or approvals from the licensor of each License included within the

Patent Collateral or Trademarks Collateral to effect the assignment of all of such Pledgor’s right, title and interest thereunder to the Agent or its designee.

4.12                           Delivery of Collateral.  All certificates or instruments representing or evidencing any material Account, Intercompany Obligation, Pledged Equity Interest or other Collateral delivered to the Agent pursuant hereto, shall be in form suitable for transfer by delivery and shall be delivered together with undated stock powers duly executed in blank, appropriate endorsements or other necessary instruments of registration, transfer or assignment, duly executed and in form and substance satisfactory to the Agent, and in each case such other instruments or documents as the Agent may reasonably request.

4.13                           Deposit and Collection Procedures.  Each Pledgor agrees that, upon the creation of a new Deposit Account (other than a new Deposit Account created with the Agent) with an average monthly balance exceeding $100,000, it will immediately, enter into an account agreement for such Deposit Account in form and substance satisfactory to the Agent; provided that in no event shall the aggregate average monthly balances of Deposit Accounts (other than Deposit Accounts maintained with the Agent) not covered by such account agreements exceed $100,000.  Subject to the foregoing exceptions, no Proceeds of Accounts will be deposited in or at any time transferred to a Deposit Account other than a Deposit Account covered by an account agreement in form and substance satisfactory to the Agent or a Deposit Account maintained with the Agent.

4.14                           Control of Investment Property and Other Collateral.  If any Investment Property (whether now owned or hereafter acquired) is included in the Collateral, each applicable Pledgor will notify the Agent thereof and, at the request of the Agent, will promptly take and cause to be taken all actions required under Articles 8 and 9 of the Uniform Commercial Code and any other applicable law to enable the agent to acquire “control” (within the meaning of such term under Section 8-106 (or its successor provision) of the Uniform Commercial Code) of such Investment Property and as may be otherwise necessary or deemed appropriate by the Agent to perfect the security interest of the Agent therein.  In that connection, each applicable Pledgor shall execute, and cause to be executed, a control agreement in the form provided by the Agent.  In the event that any Pledgor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Pledgor shall promptly notify Agent thereof in writing.  Such Pledgor shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by Pledgor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at such Pledgor’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).  In the event that any Pledgor shall at any time after the date hereof have any Commercial Tort Claims in excess of $100,000 prior to the occurrence of an Event of Default, and any Commercial Tort Claim after the occurrence of an Event of Default, such Pledgor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such Commercial Tort Claim and (ii) include the express grant by such

Pledgor to Agent of a security interest in such Commercial Tort Claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by such Pledgor to Agent shall be deemed to constitute such grant to Agent.  Upon the sending of such notice, any Commercial Tort Claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of Agent provided for in this Agreement to file financing statements, Agent is hereby irrevocably authorized from time to time and at any time to file financing statements naming Agent or its designee as secured party and any such Pledgor as debtor, or any amendments to any financing statements, covering any such Commercial Tort Claim.

4.15                           Protection of Security Interest.  Each Pledgor agrees that it will use commercially reasonable efforts, at its own cost and expense, to take any and all actions necessary to warrant and defend the right, title and interest of the Agent and Secured Parties in and to the Collateral against the claims and demands of all other persons.

ARTICLE V

CERTAIN PROVISIONS RELATING TO EQUITY INTERESTS

5.1                                 Ownership; After-Acquired Equity Interests.

(a)                                  Except to the extent otherwise expressly permitted by or pursuant to the Credit Agreement, each Pledgor will cause the Pledged Equity Interests to constitute at all times 100% of the capital stock or other Equity Interests in each issuer held by such Pledgor thereof, such that the issuer thereof shall be a wholly owned subsidiary of such Pledgor, and unless the Agent shall have given its prior written consent, no Pledgor will cause or permit any such issuer to issue or sell any new capital stock, any warrants, options or rights to acquire the same, or other Equity Interests of any nature to any person other than such Pledgor, or cause, permit or consent to the admission of any other person as a stockholder, partner or member of any such issuer.

(b)                                 Subject to the exception set forth in Section 2.1(vi) hereof, if any Pledgor shall, at any time and from time to time after the date hereof, acquire any additional capital stock or other Equity Interests in any person of the types described in the definition of the term “Equity Interests,” the same shall be automatically deemed to be Equity Interests, and to be pledged to the Agent pursuant to Section 2.1, and such Pledgor will forthwith pledge and deposit the same with the Agent and deliver to the Agent any certificates or instruments therefor, together with the endorsement of such Pledgor (in the case of any promissory notes or other Instruments), undated stock powers (in the case of Equity Interests evidenced by certificates) or other necessary instruments of transfer or assignment, duly executed in blank and in form and substance satisfactory to the Agent, together with such other certificates and instruments as the Agent may reasonably request (including Uniform Commercial Code financing statements or appropriate amendments thereto), and will promptly thereafter deliver to the Agent a fully completed and duly executed amendment to this Agreement in the form of Exhibit A (each, a “Pledge Amendment”) in respect thereof.  Each Pledgor hereby authorizes the Agent to attach each such Pledge Amendment to this Agreement, and agrees that all such Collateral listed on any Pledge Amendment shall for all purposes be deemed Collateral hereunder and shall be subject to the provisions hereof; provided that the failure of any Pledgor to execute and deliver any Pledge amendment with respect to any such additional Collateral as required hereinabove shall not impair the security interest of the Agent in such Collateral or otherwise adversely, affect the rights and remedies of the Agent hereunder with respect thereto.

(c)                                  If any Pledged Equity Interests (whether now owned or hereafter acquired) included in the Collateral are “uncertificated securities” within the meaning of the Uniform Commercial Code or are otherwise not evidenced by any certificate or instrument, each applicable Pledgor will promptly notify the Agent thereof and will promptly take and cause to be taken, and will (if the issuer of such uncertificated securities is a person other than a subsidiary of the Borrower) use its best efforts to cause the issuer to take, all actions required under Articles 8 and 9 of the Uniform Commercial Code and any other applicable law, to enable the Agent to acquire “control” (within the meaning of such term under Section 8-106 (or its successor provision) of the Uniform Commercial Code) of such uncertificated securities and as may be otherwise necessary or deemed appropriate by the Agent to perfect the security interest of the Agent therein.

5.2                                 Voting Rights.  So long as no Event of Default shall have occurred and be continuing, each Pledgor shall be entitled to exercise all voting and other consensual rights pertaining to its Pledged Equity Interests (subject to its obligations under Section 5.1), and for that purpose the Agent will execute and deliver or cause to be executed and delivered to each applicable Pledgor all such proxies and other instruments as such Pledgor may reasonably request in writing to enable the Pledgor to exercise such voting and other consensual rights; provided, however, that no Pledgor will cast any vote, give any consent, waiver or ratification, or take or fail to take any action, in any manner that would, or could reasonably be expected to, violate or be inconsistent with any of the terms of this Agreement, the Credit Agreement or any other Financing Document , or have the effect of impairing the position or interests of the Agent or any other Secured Party.

5.3                                 Dividends and Other Distributions.  So long as no Event of Default shall have occurred and be continuing (or would occur as a result thereof), and except as provided otherwise herein, all interest, income, dividends, distributions and other amounts payable in cash in respect of the Pledged Equity Interests may be paid to and retained by the Pledgors; provided, however, that all such interest, income, dividends, distributions and other amounts shall, at all times after the occurrence and during the continuance of an Event of Default, be paid to the Agent and retained by it as part of the Collateral (except to the extent applied upon receipt to the repayment of the Secured Obligations).  The Agent shall also be entitled at all times (whether or not during the continuance of an Event of Default) to receive directly, and to retain as part of the Collateral, (i) all interest, income, dividends, distributions or other amounts paid or payable in cash or other property in respect of any Pledged Equity Interests in connection with the dissolution, liquidation, recapitalization or reclassification of the capital of the applicable issuer to the extent representing an extraordinary, liquidating or other distribution in return of capital, (ii) subject to the exception set forth in Section 2.1(vi) hereof, all additional Equity Interests or other securities or property (other than cash) paid or payable or distributed or distributable in respect of any Pledged Equity Interests in connection with any noncash dividend, distribution, return of capital, spin-off, stock split, split-up, reclassification, combination of shares or interests or similar rearrangement, and (iii) without affecting any restrictions against such actions contained in the Credit Agreement and subject to the exception set forth in Section 2.1(vi) hereof, all additional Equity Interests or other securities or property (including cash) paid or payable or distributed or distributable in respect of any Pledged Equity Interests in connection with any consolidation, merger, exchange of securities, liquidation or other reorganization.  All interest, income, dividends, distributions or other amounts that are received by any Pledgor in violation of the provisions of this Section shall be received in trust for the benefit of the Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary endorsements).

ARTICLE VI

REMEDIES

6.1                                 Remedies.  If an Event of Default shall have occurred and be continuing, the Agent shall be entitled to exercise in respect of the Collateral all of its rights, powers and remedies provided for herein or otherwise available to it under any other Financing Document, by law, in equity or otherwise, including all rights and remedies of a secured party under the Uniform Commercial Code, and shall be entitled in particular, but without limitation of the foregoing, to exercise the following rights, which each Pledgor agrees to be commercially reasonable:

(a)                                  To notify any or all account debtors or obligors under any Accounts, Contracts or other Collateral of the security interest in favor of the Agent created hereby and to direct all such persons to make payments of all amounts due thereon or thereunder directly to the Agent or to an account designated by the Agent; and in such instance and from and after such notice, all amounts and Proceeds (including wire transfers, checks and other instruments) received by any Pledgor in respect of any Accounts, Contracts or other Collateral shall be received in trust for the benefit of the Agent hereunder, shall be segregated from the other funds of such Pledgor and shall be forthwith deposited into such account or paid over or delivered to the Agent in the same form as so received (with any necessary endorsements or assignments), to be held as Collateral and applied to the Secured Obligations as provided herein; and by this provision, each Pledgor irrevocably authorizes and directs each Person who is or shall be a party to or liable for the performance of any Contract, upon receipt of notice from the Agent to the effect that an Event of Default has occurred and is continuing, to attorn to or otherwise recognize the Agent as owner under such Contract and to pay, observe and otherwise perform the obligations under such Contract to or for the Agent or the Agent’s designee as though the Agent or such designee were such Pledgor named therein, and to do so until otherwise notified by the Agent;

(b)                                 To take possession of, receive, endorse, assign and deliver, in its own name or in the name of any Pledgor, all checks, notes, drafts and other instruments relating to any Collateral, including receiving, opening and properly disposing of all mail addressed to any Pledgor concerning Accounts and other Collateral and to notify the appropriate postal authority to change the mailing or delivery address of such mail; to verify with account debtors or other contract parties the validity, amount or any other matter relating to any Accounts or other Collateral, in its own name or in the name of any Pledgor; to accelerate any indebtedness or other obligation constituting Collateral that may be accelerated in accordance with its terms; to take or bring all actions and suits deemed necessary or appropriate to effect collections and to enforce payment of any Accounts or other Collateral; to settle, compromise or release in whole or in part any amounts owing on Accounts or other Collateral; and to extend the time of payment of any and all Accounts or other amounts owing under any Collateral and to make allowances and adjustments with respect thereto, all in the same manner and to the same extent as any Pledgor might have done;

(c)                                  To notify any or all depository institutions with which any Deposit Accounts are maintained to remit and transfer all monies, securities and other property on deposit in such Deposit Accounts or deposited or received for deposit thereafter to the Agent, for deposit in a Collateral Account or such other accounts as may be designated by the Agent, for application to the Secured Obligations as provided herein;

(d)                                 To transfer to or register in its name or the name of any of its agents or nominees all or any part of the Collateral, without notice to any Pledgor and with or without disclosing that such Collateral is subject to the security interest created hereunder;

(e)                                  To require any Pledgor to, and each Pledgor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or any part of the Collateral as directed by the Agent and make it available to the Agent at a place designated by the Agent and each Pledgor further agrees that the Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale;

(f)                                    To enter and remain upon the premises of any Pledgor and take possession of all or any part of the Collateral, with or without judicial process; to use the materials, services, books and records of any Pledgor for the purpose of liquidating or collecting the Collateral, whether by foreclosure, auction or otherwise; and to remove the same to the premises of the Agent or any designated agent for such time as the Agent may desire, in order to effectively collect or liquidate the Collateral;

(g)                                 To exercise, to the extent permitted by applicable law, (i) all voting, consensual and other rights and powers pertaining to the Pledged Equity Interests (whether or not transferred into the name of the Agent), at any meeting of shareholders, partners, members or otherwise, and (ii) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to the Pledged Equity Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Equity Interests upon the merger, consolidation, reorganization, reclassification, combination of shares or interests, similar rearrangement or other similar fundamental change in the structure of the applicable issuer, or upon the exercise by any Pledgor or the Agent of any right, privilege or option pertaining to such Pledged Equity Interests), and in connection therewith, the right to deposit and deliver any and all of the Pledged Equity Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine, and give all consents, waivers and ratifications in respect of the Pledged Equity Interests, all without liability except to account for any property actually received by it, but the Agent shall have no duty to exercise any such right, privilege or option or give any such consent, waiver or ratification and shall not be responsible for any failure to do so or delay in so doing; and for the foregoing purposes each Pledgor will promptly execute and deliver or cause to be executed and delivered to the Agent, upon request, all such proxies and other instruments as the Agent may reasonably request to enable the Agent to exercise such rights and powers; AND IN FURTHERANCE OF THE FOREGOING AND WITHOUT LIMITATION THEREOF, EACH PLEDGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE AGENT AS THE TRUE AND LAWFUL PROXY AND ATTORNEY-IN-FACT OF SUCH PLEDGOR, WITH FULL POWER OF SUBSTITUTION IN THE PREMISES, TO EXERCISE ALL SUCH VOTING, CONSENSUAL AND OTHER RIGHTS AND POWERS TO WHICH ANY HOLDER OF ANY PLEDGED EQUITY INTERESTS WOULD BE ENTITLED BY VIRTUE OF HOLDING THE SAME, WHICH PROXY AND POWER OF ATTORNEY, BEING COUPLED WITH AN INTEREST, IS IRREVOCABLE AND SHALL BE EFFECTIVE FOR SO LONG AS THIS AGREEMENT SHALL BE IN EFFECT; and

(h)                                 To sell, resell, assign and deliver, in its sole discretion, all or any of the Collateral, in one or more parcels, on any securities exchange on which any Pledged Equity Interests may be listed, at public or private sale, at any of the Agent’s offices or elsewhere, for cash, upon credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Agent may deem satisfactory.  If any of the Collateral is sold by the Agent upon credit or for future delivery, the Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Agent may resell such Collateral.  In no event shall any Pledgor be credited with any part of the Proceeds of sale of any Collateral until and to the extent cash payment in respect thereof has actually been received by the Agent.  Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right of whatsoever kind, including any equity or right of redemption of any Pledgor, and each Pledgor hereby expressly waives, to the fullest extent permitted under applicable law, all rights of redemption, stay or appraisal, and all rights to require the Agent to marshal any assets in favor of such Pledgor or any other party or against or in payment of any or all of the Secured Obligations, that it has or may have under any rule of law or statute now existing or hereafter adopted.  No demand, presentment, protest, advertisement or notice of any kind (except any notice required by law, as referred to below), all of which are hereby expressly waived by each Pledgor, shall be required in connection with any sale or other disposition of any part of the Collateral.  If any notice of a proposed sale or other disposition of any part of the Collateral shall be required under applicable law, the Agent shall give the applicable Pledgor at least ten (10) days’ prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made, which notice each Pledgor agrees is commercially reasonable.  The Agent shall not be obligated to make any sale of Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given.  The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  Upon each public sale and, to the extent permitted by applicable law, upon each private sale, the Agent may purchase all or any of the Collateral being sold, free from any equity, right of redemption or other claim or demand, and may make payment therefor by endorsement and application (without recourse) of the Secured Obligations in lieu of cash as a credit on account of the purchase price for such Collateral.  The Agent may comply with any applicable state or federal law requirements in connection with the sale or other disposition of the Collateral and each Pledgor agrees that such compliance is commercially reasonable.  The Agent may sell or otherwise dispose of the Collateral without giving any warranties, specifically disclaiming any warranties of title or the like and each Pledgor agrees that such disclaimer is commercially reasonable.

6.2                                 Application of Proceeds.

(a)                                  All Proceeds collected by the Agent upon any sale, other disposition of or realization upon any of the Collateral, together with all other moneys received by the Agent hereunder, shall be applied as follows:

FIRST, to the Issuing Bank and Agent to reimburse the Issuing Bank and Agent for that portion of the payments, if any, made by it with respect to Letters of Credit and LC Guaranties for which a Lender, as a participant in such Letter of Credit or LC Guaranty pursuant to Section 2.04 of the Credit Agreement, failed to pay its pro rata share thereof as required pursuant to such Section 2.04;

SECOND, to the payment of all reasonable costs and expenses incurred by the Agent in connection with such collection or sale or otherwise in connection with this Agreement or any of the Secured Obligations, including, but not limited to, those under Section 8.1, all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Agent hereunder on behalf of the Pledgors and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder;

THIRD, to the Agent to be held as cash collateral to the extent of the undrawn amounts, if any, of outstanding Letters of Credit or LC Guaranties;

FOURTH, pro rata to the payment in full of (i) principal and interest in respect of any Loans outstanding (pro rata as among the Lenders in accordance with the amounts of the Loans made by them pursuant to the Credit Agreement) and (ii) all unpaid monetary obligations of any Pledgor to a Secured Party under any Derivative Obligations;

FIFTH, pro rata to the payment in full of all Secured Obligations (other than those referred to above) owed to the Secured Parties (pro rata as among the Secured Parties in accordance with the amount of the Secured Obligations owed to them on the date of any such distribution).

SIXTH, to the Pledgors, their successors and assigns, or as a court of competent jurisdiction may otherwise direct.

(b)                                 For purposes of applying amounts in accordance with this Section, the Agent shall be entitled to rely upon any Secured Party that has entered into a Derivative Obligation with the Borrower for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Agent) of the outstanding Secured Obligations owed to such Secured Party under any such Derivative Obligation.  Unless it has actual knowledge (including by way of written notice from any such Secured Party) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Derivative Obligations or Secured Obligations in respect thereof are in existence between any Secured Party and the Borrower.

(c)                                  Each Pledgor shall remain liable to the extent of any deficiency between the amount of all Proceeds realized upon sale, other disposition or collection of the Collateral, and monies held as Collateral pursuant to this Agreement and the aggregate amount of Secured Obligations.  Upon any sale of any Collateral hereunder by the Agent (whether by virtue of the power of sale herein granted, pursuant to judicial proceeding, or otherwise), the receipt by the Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof.

6.3                                 Collateral Accounts.  Upon the occurrence and during the continuance of an Event of Default, the Agent shall have the right to cause to be established and maintained, at its principal office or such other location or locations as it may establish from time to time in its discretion, one or more accounts (collectively, “Collateral Accounts”) for the collection of cash Proceeds of the Collateral.  Such Proceeds, when deposited, shall continue to constitute Collateral for the Secured Obligations and shall not constitute payment thereof until applied as herein provided.  The Agent shall have sole dominion and control over all funds deposited in any Collateral Account, and such funds may be withdrawn therefrom only by the Agent.  Upon the occurrence and during the continuance of an Event of Default, the Agent shall have the right to (and, if directed by the Required Lenders pursuant to the Credit Agreement, shall) apply amounts held in the Collateral Accounts in payment of the Secured Obligations in the manner provided for in Section 6.2.

6.4                                 Grant of License.  Each Pledgor hereby grants to the Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Pledgor) to use, license or sublicense any Patent Collateral or Trademark Collateral now owned or licensed or hereafter acquired or licensed by such Pledgor, wherever the same may be located throughout the world, for such term or terms, on such conditions and in such manner as the Agent shall determine, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.   The use of such license or sublicense by the Agent shall be exercised, at the option of the Agent, and only upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Agent in accordance herewith shall be binding upon each applicable Pledgor notwithstanding any subsequent cure of an Event of Default.

6.5                                 Private Sales.

(a)                                  Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws as in effect from time to time, the Agent may be compelled, with respect to any sale of all or any part of the Pledged Equity Interests conducted without registration or qualification under the Securities Act and such state securities laws, to limit purchasers to any one or more persons who will represent and agree, among other things, to acquire such Pledged Equity Interests for their own account, for investment and not with a view to the distribution or resale thereof.  Each Pledgor acknowledges that any such private sales may be made in such manner and under such circumstances as the Agent may deem necessary or advisable in its sole and absolute discretion, including at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and agrees that the Agent shall have no obligation to conduct any public sales and no obligation to delay the sale of any Pledged Equity Interests for the period of time necessary to permit its registration for public sale under the Securities Act and applicable state securities laws, and shall not have any responsibility or liability as a result of its election so not to conduct any such public sales or delay the sale of any Pledged Equity Interests, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until after such registration.  Each Pledgor hereby waives any claims against the Agent or any other Secured Party arising by reason of the fact that the price at which any Pledged Equity Interests may have been sold at any private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Agent accepts the first offer received and does not offer such Pledged Equity Interests to more than one offeree.

(b)                                 Each Pledgor agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Agent and the other Secured Parties, that the Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Pledgors.

6.6                                 The Pledgors Remain Liable.  Notwithstanding anything herein to the contrary, (i) each Pledgor shall remain liable under all Contracts to which it is a party included within the Collateral (including, without limitation, all Investment Agreements) to perform all of its obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Agent of any of its rights or remedies hereunder shall not release any Pledgor from any of its obligations under any of such Contracts, and (iii) except as specifically provided for hereinbelow, neither the Agent nor any other Secured Party shall have any obligation or liability by reason of this Agreement under any of such Contracts, nor shall the Agent or any Lender be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.  This Agreement shall not in any way be deemed to obligate the Agent, any other Secured Party or any purchaser at a foreclosure sale under this Agreement to assume any of a Pledgor’s obligations, duties or liabilities under any Investment Agreement, including, without limitation, any Pledgor’s obligations, if any, to manage the business and affairs of the applicable partnership, joint venture, limited liability company, limited liability partnership or other issuer (collectively, the “Partner Obligations”), unless the Agent or such other Secured Party or purchaser otherwise agrees in writing to assume any or all of such Partner Obligations.  In the event of foreclosure by the Agent hereunder, then except as provided in the preceding sentence, each applicable Pledgor shall remain bound and obligated to perform its Partner Obligations and neither the Agent nor any other Secured Party shall be deemed to have assumed any Partner Obligations.  In the event the Agent, any other Secured Party or any purchaser at a foreclosure sale elects to become a substitute partner or member in place of a Pledgor, the party making such election shall adopt in writing such Investment Agreement and agree to be bound by the terms and provisions thereof; and subject to the execution of such written agreement, each Pledgor hereby irrevocably consents in advance to the admission of the Agent, any other Secured Party or any such purchaser as a substitute partner or member to the extent of the Pledged Equity Interests acquired pursuant to such sale, and agrees to execute any documents or instruments and take any other action as may be necessary or as may be reasonably requested in connection therewith.  The powers, rights and remedies conferred on the Agent hereunder are solely to protect its interest and privilege in such Contracts, as Collateral, and shall not impose any duty upon it to exercise any such powers, rights or remedies.

6.7                                 Waivers.  Each Pledgor, to the greatest extent not prohibited by applicable law, hereby (i) agrees that it will not invoke, claim or assert the benefit of any rule of law or statute now or hereafter in effect (including, without limitation, any right to prior notice or judicial hearing in connection with the Agent’s possession, custody or disposition of any Collateral or any appraisal, valuation, stay, extension, moratorium or redemption law), or take or omit to take any other action, that would or could reasonably be expected to have the effect of delaying, impeding or preventing the exercise of any rights and remedies in respect of the Collateral, the absolute sale of any of the Collateral or the possession thereof by any purchaser at any sale thereof, and waives the benefit of all such laws and further agrees that it will not hinder, delay or impede the execution of any power granted hereunder to the Agent, but that it will permit the execution of every such power as though no such laws were in effect, (ii) waives all rights that it has or may have under any rule of law or statute now existing or hereafter adopted to require the Agent to marshal any Collateral or other assets in favor of such Pledgor or any other party or against or in payment of any or all of the Secured Obligations, and (iii) waives all rights that it has or may have under any rule of law or statute now existing or hereafter adopted to demand, presentment, protest, advertisement or notice of any kind (except notices expressly provided for herein or in the other Financing Documents) or to require the Agent to pursue any third party for any of the Secured Obligations.

ARTICLE VII

THE AGENT

7.1                                 The Agent; Standard of Care.  The Agent will hold all items of the Collateral at any time received under this Agreement in accordance with the provisions hereof and the other Financing Documents.  The obligations of the Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement and the other Financing Documents, are only those expressly set forth in this Agreement and the other Financing Documents.  The Agent, to the extent required under the Credit Agreement, shall act hereunder at the direction, or with the consent, of the Required Lenders on the terms and conditions set forth in the Credit Agreement.  The powers conferred on the Agent hereunder are solely to protect its interest, on behalf of the Secured Parties, in the Collateral, and shall not impose any duty upon it to exercise any such powers.  Except for treatment of the Collateral in its possession in the same manner as that which the Agent, in its individual capacity, accords its own property of a similar nature for its own account, and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral.  Neither the Agent nor any other Secured Party shall be liable to any Pledgor (i) for any loss or damage sustained by such Pledgor, or (ii) for any loss, damage, depreciation or other diminution in the value of any of the Collateral that may occur as a result of or in connection with or that is in any way related to any exercise by the Agent or any other Secured Party of any right or remedy under this Agreement, any failure to demand, collect or realize upon any of the Collateral or any delay in doing so, or any other act or failure to act on the part of the Agent or any other Secured Party, except to the extent that the same is caused by its own gross negligence or willful misconduct.

7.2                                 Further Assurances; Attorney-in-Fact.

(a)                                  Each Pledgor hereby authorizes the Agent to sign and file financing statements and amendments thereto relating to all or any part of the Collateral (including, without limitation, information required by part 5 of Article 9 of the Uniform Commercial Code) without the signature of such Pledgor, and agrees to do such further acts and things (including, without limitation, making any notice filings with state tax or revenue authorities required to be made by account creditors in order to enforce any Accounts in such state) and to execute and deliver to the Agent such additional conveyances, assignments, agreements and instruments as the Agent may reasonably require or deem advisable to perfect, establish, confirm and maintain the security interest and Lien provided for herein, to carry out the purposes of this Agreement or to further assure and confirm unto the Agent its rights, powers and remedies hereunder.  Each Pledgor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and any Pledgor as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any).  Each Pledgor hereby authorizes Agent to adopt on behalf of the Pledgors any symbol required for authenticating any electronic filing.  In no event shall Pledgors at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and any Pledgor as debtor.

(b)                                 Each Pledgor hereby irrevocably appoints the Agent its lawful attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, the Agent or otherwise, and with full power of substitution in the premises (which power of attorney, being coupled with an interest, is irrevocable for so long as this Agreement shall be in effect), from time to time in the Agent’s discretion after the occurrence and during the continuance of an Event of Default (except for the actions described in clause (vii) below which may be taken by the Agent without regard to whether an Event of Default has occurred) to take any action and to execute any instruments that the Agent may deem necessary or advisable to accomplish the purpose of this Agreement, including, without limitation:

(i)                                     to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(ii)                                  to receive, endorse and collect any checks, drafts, instruments, chattel paper and other orders for the payment of money made payable to such Pledgor representing any interest, income, dividend, distribution or other amount payable in respect of any of the Collateral and to give full discharge for the same;

(iii)                               to obtain, maintain and adjust any property or casualty insurance required to be maintained by such Pledgor and direct the payment of proceeds thereof to the Agent;

(iv)                              to pay or discharge taxes, Liens or other encumbrances levied or placed on or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Agent in its sole discretion, any such payments made by the Agent to become Secured Obligations of the Pledgors to the Agent, due and payable immediately and without demand;

(v)                                 to file any claims or take any action or institute any proceedings that the Agent may deem necessary or advisable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral;

(vi)                              to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any and all of the Collateral as fully and completely as though the Agent were the absolute owner of the Collateral for all purposes, and to do from time to time, at the Agent’s option and the Pledgors’ expense, all other acts and things deemed necessary by the Agent to protect, preserve or realize upon the Collateral and to more completely carry out the purposes of this Agreement; and

(vii)                           to sign the name of such Pledgor on any financing statement, continuation statement, notice or other similar document that, in the Agent’s opinion, should be made or filed in order to perfect or continue to perfect the security interest granted under this Agreement;

(c)                                  If any Pledgor fails to perform any covenant or agreement contained in this Agreement after written request to do so by the Agent (provided that no such request shall be necessary at any time after the occurrence and during the continuance of an Event of Default), the Agent may itself perform, or cause the performance of, such covenant or agreement and may take any other action that it deems necessary and appropriate for the maintenance and preservation of the Collateral or its security interest therein, and the reasonable expenses so incurred in connection therewith shall be payable by the Pledgors under Section 8.1.

ARTICLE VIII

MISCELLANEOUS

8.1                                 Indemnity and Expenses.  The Pledgors agree jointly and severally:

(a)                                  to indemnify and hold harmless the Agent, each other Secured Party and each of their respective directors, officers, employees, agents and affiliates from and against any and all claims, damages, demands, losses, obligations, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) in any way arising out of or in connection with this Agreement, except to the extent the same shall arise as a result of the gross negligence or willful misconduct of the party seeking to be indemnified; and

(b)                                 to pay and reimburse the Agent upon demand for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that the Agent may incur in connection with (i) the custody, use or preservation of, or the sale of, collection from or other realization upon, any of the Collateral, including the reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, (ii) the exercise or enforcement of any rights or remedies granted hereunder (including, without limitation, under Article VI), under any of the other Financing Documents or otherwise available to it (whether at law, in equity or otherwise), or (iii) the failure by any Pledgor to perform or observe any of the provisions hereof.   The provisions of this Section shall survive the execution and delivery of this Agreement, the repayment of any of the Secured Obligations, the termination or expiration of all Letters of Credit under the Credit Agreement, the termination of the Commitments under the Credit Agreement and the termination of this Agreement or any other Financing Document.

8.2                                 No Waiver.  The rights and remedies of the Secured Parties expressly set forth in this Agreement and the other Financing Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise.  No failure or delay on the part of any Secured Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default.  No course of dealing between the Pledgors and the Secured Parties or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Financing Document or to constitute a waiver of any Default or Event of Default.  No notice to or demand upon any Pledgor in any case shall entitle such Pledgor or any other Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Secured Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

8.3                                 Pledgors’ Obligations Absolute.  Each Pledgor agrees that its obligations hereunder, and the security interest granted to and all rights, remedies and powers of the Agent hereunder, are irrevocable, absolute and unconditional and shall not be discharged, limited or otherwise affected by reason of any of the following, whether or not such Pledgor has knowledge thereof:

(i)                                     any change in the time, manner or place of payment of, or in any other term of, any Secured Obligations, or any amendment, modification or supplement to, restatement of, or consent to any rescission or waiver of or departure from, any provisions of the Credit Agreement, any Pledgor Guaranty, any other Loan Document or any agreement or instrument delivered pursuant to any of the foregoing;

(ii)                                  the invalidity or unenforceability of any Secured Obligations or any provisions of the Credit Agreement, any Pledgor Guaranty, any other Financing Document or any agreement or instrument delivered pursuant to any of the foregoing;

(iii)                               the addition or release of Pledgors hereunder or the taking, acceptance or release of any Secured Obligations or additional Collateral or other security therefor;

(iv)                              any sale, exchange, release, substitution, compromise, nonperfection or other action or inaction in respect of any Collateral or other direct or indirect security for any Secured Obligations, or any discharge, modification, settlement, compromise or other action or inaction in respect of any Secured Obligations;

(v)                                 any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Secured Obligations or any Collateral or other security therefor, or any failure to create, protect, perfect, secure, insure, continue or maintain any Liens in any such Collateral or other security;

(vi)                              the exercise of any right or remedy available under the Financing Documents, at law, in equity or otherwise in respect of any Collateral or other security for any Secured Obligations, in any order and by any manner thereby permitted, including, without limitation, foreclosure on any such Collateral or other security by any manner of sale thereby permitted, whether or not every aspect of such sale is commercially reasonable;

(vii)                           any bankruptcy, reorganization, arrangement, liquidation, insolvency, dissolution, termination, reorganization or like change in the corporate structure or existence of the Borrower, any other Pledgor or any other person directly or indirectly liable for any Secured Obligations;

(viii)                        any manner of application of any payments by or amounts received or collected from any person, by whomsoever paid and howsoever realized, whether in reduction of any Secured Obligations or any other obligations of the Borrower or any other person directly or indirectly liable for any Secured Obligations, regardless of what Secured Obligations may remain unpaid after any such application; or

(ix)                                any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to, the Borrower, any Pledgor or a surety or guarantor generally, other than the occurrence of all of the following:  (x) the payment in full of the Secured Obligations, (y) the termination or expiration of all Letters of Credit and LC Guaranties under the Credit Agreement and (z) the termination of the Commitments under the Credit Agreement (the events in clauses (x), (y) and (z) above, collectively, the “Termination Requirements”).

8.4                                 Enforcement.  By its acceptance of the benefits of this Agreement, each Secured Party agrees that this Agreement may be enforced only by the Agent, acting upon the instructions or with the consent of the Lenders to the extent provided for in the Credit Agreement, and that no Secured Party shall have any right individually to enforce or seek to enforce this Agreement or to realize upon any Collateral or other security given to secure the payment and performance of the Secured Obligations.

8.5                                 Amendments, Waivers, etc.  No amendment, modification, waiver, discharge or termination of, or consent to any departure by any Pledgor from, any provision of this Agreement, shall be effective unless in a writing executed and delivered in accordance with Section 9.02 of the Credit Agreement, and then the same shall be effective only in the specific instance and for the specific purpose for which given.

8.6                                 Continuing Security Interest; Term; Successors and Assigns; Assignment; Termination and Release; Survival.  This Agreement shall create a continuing security interest in the Collateral and shall secure the payment and performance of all of the Secured Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (i) remain in full force and effect until the occurrence of the Termination Requirements, (ii) be binding upon and enforceable against each Pledgor and its successors and assigns (provided, however, that no Pledgor may sell, assign or transfer any of its rights, interests, duties or obligations hereunder without the prior written consent of the Lenders) and (iii) inure to the benefit of and be enforceable by each Secured Party and its successors and assigns.  Additionally, the Pledgors hereby ratify and confirm the grant of a security interest in and Lien on the Collateral contained in the Security Agreement dated as of November 29, 1999, as amended to the Effective Date (the “Original Security Agreement”) which was executed in connection with the Credit Agreement dated as of November 29, 1999, of which this Credit Agreement is an amendment and restatement, which security interest shall continue in full force and effect without interruption, and the security interests granted hereunder and in the Original Security Agreement shall constitute the single grant of a security interest.  Upon any sale or other disposition by any Pledgor of any Collateral in a transaction expressly permitted hereunder or under or pursuant to the Credit Agreement or any other applicable Financing Document, or any amendment or waiver hereunder or thereunder, the Lien and security interest created by this Agreement in and upon such Collateral shall be automatically released, upon any Pledgor ceasing to be a Guarantor pursuant to a transaction so permitted, the Lien and security interest created by this Agreement in any Collateral of such Pledgor shall be automatically released and upon the satisfaction of all of the Termination Requirements, this Agreement and the Lien and security interest created hereby shall terminate; and in connection with any such release or termination, the Agent, at the request and expense of the applicable Pledgor, will execute and deliver to such Pledgor such documents and instruments evidencing such release or termination as such Pledgor may reasonably request and will assign, transfer and deliver to such Pledgor, without recourse and without representation or warranty, such of the Collateral as may then be in the possession of the Agent (or, in the case of any partial release of Collateral, such of the Collateral so being released as may be in its possession).  All representations, warranties, covenants and agreements herein shall survive the execution and delivery of this Agreement and any Pledge Amendment or Pledgor Addendum.

8.7                                 Additional Pledgors.  Each Pledgor recognizes that the provisions of the Credit Agreement require persons that become subsidiaries of the Borrower, and that are not already parties hereto, to execute and deliver a Pledgor Addendum, whereupon each such Person shall become a Pledgor hereunder with the same force and effect as if originally a Pledgor hereunder on the date hereof, and agrees that its obligations hereunder shall not be discharged, limited or otherwise affected by reason of the same, or by reason of the Agent’s actions in effecting the same or in releasing any Pledgor hereunder, in each case without the necessity of giving notice to or obtaining the consent of such Pledgor or any other Pledgor.

8.8                                 Notices.  All notices and other communications provided for hereunder shall be given to the parties in the manner and subject to the other notice provisions set forth in (i) in the case of the Borrower or the Agent, the Credit Agreement and (ii) in the case of any other Pledgor, its Pledgor Guaranty.

8.9                               Applicable Law.  THIS AGREEMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

8.10                           Severability.  To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

8.11                           Construction.  The headings of the various sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.  Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

8.12                           Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be delivered to the Agent.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed signature page hereto.

8.13                           Submission to Jurisdiction.  Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Pledgor hereby submits for itself and in respect of its property, generally and unconditionally, to the jurisdiction of the aforesaid courts, waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which such Pledgor now or hereafter has to the bringing of any such action or proceeding in such respective jurisdictions and consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each such person, as the case may be, as provided for in Section 8.8.  The Agent may also serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any Pledgor in any other jurisdiction.

8.14                           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

WATER PIK TECHNOLOGIES, INC.

By:	/s/ VICTOR C. STREUFERT

Title:	Vice President – Finance

WATER PIK, INC.

By:	/s/ VICTOR C. STREUFERT

Title:	Vice President – Finance

LAARS, INC.

By:	/s/ VICTOR C. STREUFERT

Title:	Vice President – Finance

JANDY INDUSTRIES, INC.

By:	/s/ VICTOR C. STREUFERT

Title:	Vice President – Finance

WATERPIK INTERNATIONAL, INC.

By:	/s/ VICTOR C. STREUFERT

Title:	Vice President – Finance

Accepted and agreed to:

JPMORGAN CHASE BANK, as

Administrative and Collateral Agent

By:

Title:

Annex A to Omnibus

Pledge and Security Agreement

PLEDGED EQUITY INTERESTS

Pledgor	Name of Issuer	Type of Interests	Certificate Number, if applicable	Number of Shares/Units, if applicable	Percentage of Outstanding Interests in Issuer
Water Pik Technologies, Inc.	Water Pik, Inc.	Common Stock	1	1,000 Shares	100%
Water Pik Technologies, Inc.	Laars, Inc.	Common Stock	1	1,000 Shares	100%
Laars, Inc.	Jandy Industries, Inc.	Class A Common Stock	30	160 Shares	100%
Laars, Inc.	Jandy Industries, Inc.	Class B Nonvoting Common Stock	31	840 Shares	100%
Water Pik, Inc.	Waterpik International, Inc.	Common Stock	1	1,000 Shares	100%
Water Pik Technologies, Inc.	Water Pik Technologies Canada, Inc.	Class A Common Stock	A-3	650	65%

Annex B to Omnibus

Pledge and Security Agreement

FILING LOCATIONS

[NAME OF PLEDGOR]

Secretary of State of

Annex C to Omnibus

Pledge and Security Agreement

LOCATIONS OF CHIEF EXECUTIVE OFFICES, RECORDS

RELATING TO COLLATERAL AND INVENTORY

[NAME OF PLEDGOR]

1.	Chief Executive Office:	Tax I.D. #

2.	Records relating to Collateral:

3.	Equipment or Inventory:

4.	Other Places of Business:

5.	Trade/Fictitious or Prior Corporate
Names (last five years):

6.	State of Registration,
if applicable and Registration I.D.#:

Annex D to Omnibus

Pledge and Security Agreement

DEPOSIT ACCOUNTS

Exhibit A to Omnibus

Pledge and Security Agreement

PLEDGE AMENDMENT

THIS PLEDGE AMENDMENT, dated as of              , 200  , is delivered by [NAME OF PLEDGOR] (the “Pledgor”) pursuant to Section 5.1 of the Security Agreement referred to hereinbelow.  The Pledgor hereby agrees that this Pledge Amendment may be attached to the Omnibus Pledge and Security Agreement, dated as of              , 2003, made by the Pledgor and certain other pledgors named therein in favor of JPMorgan Chase Bank, as Administrative and Collateral Agent (as amended, modified or supplemented from time to time, the “Security Agreement,” capitalized terms defined therein being used herein as therein defined), and that the Equity Interests listed on Annex A to this Pledge Agreement shall be deemed to be part of the Pledged Equity Interests within the meaning of the Security Agreement and shall become part of the Collateral and shall secure all of the Secured Obligations as provided in the Security Agreement.  This Pledge Agreement and its attachments are hereby incorporated into the Security Agreement and made a part thereof.

[NAME OF PLEDGOR]

By:

Title:

Exhibit B to Omnibus

Pledge and Security Agreement

FORM OF

PLEDGOR ADDENDUM

THIS PLEDGOR ADDENDUM (this “Addendum”), dated as of              , 2003, is executed and delivered by                                , a                               (the “Company”), in favor of JPMorgan Chase Bank, in its capacity as Administrative and Collateral Agent under the Credit Agreement referred to hereinbelow (in such capacity, the “Agent”), pursuant to the Pledge and Security Agreement referred to hereinbelow.

Reference is made to the Credit Agreement, dated as of                       , 200  , among, Water Pik, Inc. and Laars, Inc. (collectively and individually, the “Borrower”), Water Pik Canada, Inc., the lenders party thereto, the Canadian lenders party thereto, JPMorgan Chase Bank, Toronto Branch, as Canadian Agent and the Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”).  In connection with and as a condition to the initial and continued extensions of credit under the Credit Agreement, the Borrower and its subsidiaries and Parent have executed and delivered (i) a Pledgor Guaranty and (ii) an Omnibus Pledge and Security Agreement, dated as of                       , 2003 (as amended, modified or supplemented from time to time, the “Security Agreement”), pursuant to which they have granted in favor of the Agent a security interest in and Lien upon the Collateral as security for the Secured Obligations.  Capitalized terms used herein without definition shall have the meanings given to them in the Security Agreement.

The Borrower has agreed under the Credit Agreement to cause such of its future subsidiaries to become a party to the Security Agreement as a Pledgor thereunder in accordance with the terms thereof and to execute and deliver a Pledgor Guaranty.  The Company is a subsidiary of the Borrower and, as required by the Credit Agreement, has executed and delivered a Pledgor Guaranty as of the date hereof.  The Company will obtain benefits as a result of the continued extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desire to execute and deliver this Addendum.  Therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the lenders to continue to extend credit to the Borrower under the Credit Agreement, the Company hereby agrees as follows:

1.                                       The Company hereby joins in and agrees to be bound by each and all of the provisions of the Security Agreement as a Pledgor thereunder.  In furtherance (and without limitation) of the foregoing, pursuant to Section 2.1 of the Security Agreement, and as security for all of the Secured Obligations, the Company hereby pledges, assigns and delivers to the Agent, for the ratable benefit of the Secured Parties, and grants to the Agent, for the ratable benefit of the Secured Parties, a Lien upon and security interest in, all of its right, title and interest in and

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to the Collateral as set forth in Section 2.1 of the Security Agreement, all on the terms and subject to the conditions set forth in the Security Agreement.

2.                                       The Company hereby represents and warrants that (i) Schedule 1 hereby sets forth all information required to be listed on Annexes A, B, C, D, and I to the Security Agreement in order to make each representation and warranty contained in Article III of the Security Agreement true and correct with respect to the Company as of the date hereof and after giving effect to this Addendum and (ii) after giving effect to this Addendum and to the incorporation into such Annexes, as applicable, of the information set forth in Schedule 1, each representation and warranty contained in Article III of the Security Agreement is true and correct with respect to the Company as of the date hereof, as if such representations and warranties were set forth at length herein.

3.                                       This Addendum shall be a Financing Document, shall be binding upon and enforceable against the Company and its successors and assigns, and shall inure to the benefit of and be enforceable by such Secured Party and its successors and assigns.  This Addendum and its attachments are hereby incorporated into the Security Agreement and made a part thereof.

IN WITNESS WHEREOF, the Company has caused this Addendum to be executed by its duly authorized officer as of the date first above written.

[NAME OF COMPANY]

By:

Title:

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Schedule 1

Information to be added to Annex B of the Security Agreement:

FILING LOCATIONS

Information to be added to Annex C of the Security Agreement:

LOCATIONS OF CHIEF EXECUTIVE OFFICES, RECORDS

RELATING TO COLLATERAL AND INVENTORY

1.	Chief Executive Office:	Tax I.D. #

2.	Records relating to Collateral:

3.	Equipment or Inventory:

4.	Other Places of Business:

5.	Trade/Fictitious or Prior Corporate
Names (last five years):

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6.	State of Registration,
if applicable:

Information to be added to [Annexes A/D] of the Security Agreement:

[Complete as applicable]

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